FLIR Surveillance, Inc.,
and
U.S. Bank National Association, as Trustee
_____________________
THIRD SUPPLEMENTAL INDENTURE
Dated as of December 31, 2014
to
Indenture dated as of August 19, 2011

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of December 31, 2014 (the “Supplemental Indenture”), between FLIR Surveillance, Inc., a Delaware corporation (the “Guarantor”), a subsidiary of FLIR Systems, Inc., an Oregon corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).
RECITALS:
WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of August 19, 2011, as supplemented by the First Supplemental Indenture dated as of August 19, 2011 and the Second Supplemental Indenture dated as of January 30, 2012 (as so supplemented, the “Indenture”), providing for the issuance by the Company from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Securities”);
WHEREAS, the Indenture provides that, under certain circumstances, the Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture on the terms and conditions set forth herein;
WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Guarantor and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;
NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Securities by the Holders thereof, the Guarantor covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein as follows:
1.    Generally.

(a)Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Indenture.
(b)The rules of construction set forth in the Indenture shall be applied hereto as if set forth in full herein.
2.    Agreement to Guarantee.

(a)In accordance with the terms of Article Ten of the Indenture, the Guarantor jointly and severally, with any other Guarantors, and fully and unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Securities or the obligations of the Company hereunder or thereunder, that:

(i)    the principal of, premium, if any, and interest on the Securities shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Securities, if lawful (subject in all cases to any applicable grace period provided in the Indenture), and all other obligations of the Company to the Holders or the Trustee under the Securities or under the Indenture, including any obligations to repurchase Securities from the Holders, will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)    in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor shall be jointly and severally obligated to pay the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)The Guarantor hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of the Guarantor.
(c)The Guarantor, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and the Indenture.
(d)The Guarantor agrees that if any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(e)The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(f)The Guarantor agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guarantee.
(g)If the Guarantor makes a payment under its Guarantee, the Guarantor shall have the right to seek contribution from any non‑paying Guarantor, so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.
(h)The Guarantor confirms, pursuant to Section 10.02 of the Indenture, that the maximum aggregate amount guaranteed hereunder shall not exceed the maximum amount that can be hereby guaranteed without rendering this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
3.    Execution and Delivery. The Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.

4.    Guarantor May Consolidate, etc., on Certain Terms.

(a)    Except as set forth in Section 5, the Guarantor agrees that it may not sell, lease, transfer, convey or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless (1) immediately after giving effect to that transaction, no Default or Event of Default exists and (2) the Person acquiring the property in any such sale, lease, transfer, conveyance or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and assumes all the obligations of the Guarantor under the Indenture and the Guarantee pursuant to a supplemental indenture satisfactory to the Trustee.

(a)    In case of any such consolidation, merger, sale, lease, transfer, conveyance or other disposition governed by Section 4(a)(2), above, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Securities and the due and punctual performance of all of the covenants and conditions to be performed by the Guarantor pursuant to the Indenture, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as the Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. Any Guarantee so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

5.    Release.

(a)    The Guarantor shall be automatically released and relieved of any obligations under its Guarantee, (i)  in connection with any sale or other disposition of all of the capital stock of the Guarantor, or all or substantially all of the Guarantor’s assets, to a Person that is not (either before or after giving effect to such transaction) the Company or a Domestic Subsidiary of the Company required to deliver a Guarantee under Section 4.09 of the Indenture; (ii) upon Legal Defeasance or Covenant Defeasance as permitted under the Indenture; or (iii) upon release or discharge of all guarantees by the Guarantor of all other indebtedness of the Company, except a discharge or release by or as a result of payment under such guarantees of other indebtedness of the Company.
(b)    Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that one of the foregoing requirements has been satisfied and the conditions to the release of the Guarantor under this Section 5 have been met, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Guarantee. If the Guarantor is not released from its obligations under the Guarantee, the Guarantor shall remain liable for the full amount of principal of, premium, if any, and interest on the Securities and for any other obligations of the Company as provided in Article Ten of the Indenture.
6.    No Recourse Against Others. Pursuant to Section 6.07 of the Indenture, no director, officer, employee, incorporator, stockholder, member, manager or partner of the Guarantor shall have any liability for any obligations of the Guarantor under the Securities, the Indenture, the Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.

7.    Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Guarantor, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Securities.

8.    Headings, etc. The headings of Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

9.    Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent one and the same agreement.

10.    Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed all as of the date and year first written above.
FLIR SURVEILLANCE, INC.
By: /s/ Anthony L. Trunzo
Name: Anthony L. Trunzo

Title:	Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION

By: /s/ Cheryl Nelson	Name: Cheryl Nelson
Title: Vice President

[Signature Page to Third Supplemental Indenture]